Exhibit 99.3
Unaudited Pro Forma Combined Statement of Operations
     SXC Health Solutions Corp. (“SXC”) acquired National Medical Health Card Systems, Inc (“NMHC”) effective May 1, 2008. The historical results of SXC have included the results of NMHC since that date.
     The following unaudited pro forma financial information presents the combined historical results of operations of SXC and NMHC as if the acquisition had occurred on the first day of the period presented below. Certain adjustments have been made to reflect changes in depreciation, amortization and income taxes based on SXC’s application of purchase accounting, interest expense on borrowings to finance the acquisition, interest income due to cash used in the acquisition, and sales from SXC to NMHC prior to the acquisition. These adjustments are subject to change as the initial estimates are refined over time. You should read the information below in conjunction with SXC’s periodic reports and other documents filed by SXC with the Securities and Exchange Commission (“SEC”), including SXC’s Annual Report on Form 10-K for the year ended December 31, 2008 and the historical financial statements of NMHC filed as Exhibits 99.1 and 99.2 to SXC’s Current Report on Form 8-K filed with the SEC on September 14, 2009.
     This unaudited pro forma financial information is not intended to represent or be indicative of what SXC’s actual results of operations would have been had the acquisition been completed as of January 1, 2008. Further, the pro forma combined results do not reflect one-time costs to fully merge and operate the combined organization more efficiently or synergies resulting from the combination and should not be relied upon as being indicative of the future results that SXC will experience.
Unaudited Pro Forma Combined Statement of Operations
(dollars in thousands, except per share amounts)

	Year ended December 31, 2008
	Historical	Pro forma		Pro forma
	SXC (a)	Adjustments (b)	Notes	Combined

Sales	$862,939	381,661	(c)	1,244,600
Cost of Sales	$747,453	356,373		1,103,826

Gross profit	$115,486	25,287		140,773
Selling, general and administration	$68,792	25,296	(d)	94,088
Product Development Costs	$10,105	—		10,105
Amortization and Depreciation	$14,175	4,513	(e)	18,688

Operating Income	$22,414	(4,521)		17,893

Net interest and other expense (income)	$2,110	1,677	(f)	3,787

Income before income taxes	$20,304	(6,198)		14,106
Income tax expense (benefit)	$5,191	(1,123)	(g)	4,068

Net income	$15,113	(5,075)		10,038

Earnings per share:
Basic	$0.66			$0.42
Diluted	$0.07			$0.41
Weighted average shares outstanding:
Basic	22,978,466	907,889	(h)	23,886,355
Diluted	23,413,011	907,889	(h)	24,320,900

Notes to Unaudited Pro Forma Combined Statement of Operations
Adjustments made to the historical results were as follows:

(a)	The historical SXC column represents the consolidated results of SXC for the year ended December 31, 2008.

(b)	The adjustments include the results of NMHC for the period from January 1, 2008 through April 30, 2008. All other adjustments are described below.

(c)	Revenue was adjusted to reverse sales from SXC to NMHC during the four months ended April 30, 2008.

(d)	Adjustments to selling, general, and administrative expense included: the removal of the one time stock compensation expense for NMHC stock options with accelerated vesting due to a change in control, recording compensation expense related to restricted stock units which were assumed by SXC, and removing costs recorded by NMHC related to purchases from SXC.

(e)	Amortization and depreciation expenses were adjusted to reflect such expenses based on the fair values recorded for long-lived assets acquired.

(f)	Interest expense was adjusted to reflect additional interest expense incurred assuming the debt incurred to finance the acquisition was outstanding at the beginning of the period presented. Interest income was reduced to reflect lower earnings from cash and cash equivalents to reflect cash used in the purchase as of the beginning of the period presented.

(g)	Income taxes were adjusted to consider the impact of the pro forma adjustments.

(h)	The pro forma combined weighted average common shares reflect the combined weighted average of SXC common shares and NMHC common and preferred shares, adjusted to reflect the exchange ratio of 0.217 of a SXC common share for each share of NMHC stock.